Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Unless the context otherwise requires, all references to the “Company,” “we,” “us” and “our” in this Exhibit 4.5 refer to Ironwood Pharmaceuticals, Inc.

General

The following is a summary of the material rights of our capital stock and related provisions of our eleventh amended and restated certificate of incorporation (as modified by the certificate of retirement with respect to our Class B Common Stock, effective December 31, 2018,  and the certificate of amendment to our eleventh amended and restated certificate of incorporation, effective May 30, 2019, or certificate of amendment), or certificate of incorporation, and fifth amended and restated bylaws, or bylaws. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, all of which are included or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K.

Our certificate of incorporation provides that we have one series of common stock, Class A common stock. Our authorized capital stock consists of 675,000,000 shares, each with a par value of $0.001 per share, of which 600,000,000 shares are designated common stock, including 500,000,000 shares of Class A common stock and 100,000,000 shares that not designated to a series, and 75,000,000 shares of preferred stock. The rights, preferences and privileges of the preferred stock may be designated from time to time by our board of directors.

Common Stock

Voting Rights

Each share of common stock has one vote per share on all matters submitted to a vote of stockholders.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation. Because our certificate of incorporation does provide for plurality voting for the election of directors, a director may be elected even if less than a majority of the votes cast are in favor of such election.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of common stock will be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of common stock will receive common stock, or rights to acquire common stock, as the case may be.

We have never declared or paid any cash dividends on our capital stock, and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.

Liquidation Rights

Upon our liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our common stock is not convertible into any other shares of our capital stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is currently Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “IRWD.”

Preferred Stock

As of December 31, 2019, no shares of our preferred stock were outstanding. Our board of directors has the authority, without approval by the stockholders, to issue up to a total of 75,000,000 shares of preferred stock, par value $0.001 per share, all of which is undesignated, in one or more series.

Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of our common stock. Our board of directors will make the determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, encourage persons seeking to acquire control of us to first negotiate with our board of directors and the holders of our capital stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent

We have provided in our certificate of incorporation that our stockholders may not act by written consent. In addition, our certificate of incorporation also requires that special meetings of stockholders be called only by our board of directors, our chairman, our chief executive officer or our president if there is no chief executive officer. This limit on the ability of our stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board of Directors

Nine individuals currently serve on our board of directors. Our board of directors is currently divided into three classes serving staggered terms, such that not all members of the board are elected at one time. This staggered board structure prevents stockholders from replacing the entire board at a single stockholders’ meeting.  The certificate of amendment provides for the declassification of the board of directors,  to allow our stockholders to vote on the election of the entire board of directors on an annual basis, rather than on a staggered basis.  This declassification will be phased in such that, once completed as of the 2022 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms.

Our certificate of incorporation authorizes our board of directors, by a resolution of the majority of our board of directors,  to fix the number of directors from time to time and to appoint new directors to fill any vacancies.  For so long as our board of directors is classified, directors may be removed by our stockholders only for cause and any additional directorships resulting from an increase in the number of directors will be distributed among the three classes. These provisions may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock. As required by Delaware law, once the board of directors is declassified, stockholders may remove directors with or without cause.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66  2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination of the corporation governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.